UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 19, 2007 (November 16, 2007)

CERAGENIX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-50470	84-1561463
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

1444 Wazee Street, Suite 210, Denver, Colorado 80202

(Address of principal executive offices, including zip code)

(720) 946-6440

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	Enter into a Material Definitive Agreement

On November 16, 2007, we entered into an exclusive Distribution and Supply Agreement with Dr. Reddy’s Laboratories, Inc. (“DRL”) for the commercialization of EpiCeram® in the United States (the “DRL Agreement”).    Under the terms of the DRL Agreement, DRL will be responsible for the distribution, marketing and sale of EpiCeram® while we will be responsible for manufacturing and supplying the product (utilizing a contract manufacturer).  We will work with DRL to determine a launch date for the product but we expect that commercialization should begin within one year of signing the DRL Agreement.  The DRL Agreement has a 20 year term.

The DRL Agreement calls for DRL to pay us certain non-sales based milestone payments upon the accomplishment of specified events including the launch of the product (“Non-Sales Milestones”).  Such payments include $1,500,000 upon signing the DRL Agreement, and up to an additional $3,500,000 in the event that all conditions are satisfied.  DRL will purchase EpiCeram® from us at a price equal to our cost of manufacturing plus a percentage of the net sales of the product (as defined in the DRL Agreement).  The percentage of net sales starts in the low double digits and can increase incrementally based on annual net sales levels.  Additionally, we can earn up to $21,250,000 in milestone payments based on cumulative net sales of EpiCeram® and the satisfaction of other performance requirements.  The DRL Agreement also requires that we exercise our purchase option to acquire Triceram® from Osmotics by November 2008.

If we cannot deliver shelf stable product prior to the launch date, DRL can terminate the DRL Agreement.  In such event, we would retain $1,500,000 of the Non-Sales Milestone payments.  Management believes that we will be able to deliver shelf stable product prior to the launch date.

ITEM 7.01             Regulation FD Disclosure

The Company issued the attached press release announcing the exclusive Distribution and Supply Agreement with DRL.

ITEM 9.01             Financial Statements and Exhibits

(d)  Exhibits.

The following exhibit is furnished as part of this Current Report on Form 8-K.

Item	Title
99.1	Press Release dated November 19, 2007

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ceragenix Pharmaceuticals, Inc.

Dated: November 19, 2007	/s/ Jeffrey Sperber
Jeffrey Sperber, Chief Financial Officer